Exhibit 16.1

March 3, 2010

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
USA

Ladies and Gentlemen:

We have read the statements of China Interactive Education, Inc., formerly, Find the World Interactive, Inc. (the "Company"), pertaining to our firm included in the disclosures the Company on Form 8-K/A to be filed on or about March 3, 2010, and agree with such statement as they pertain to our firm.

We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ ***STS PARTNERS LLP***

STS PARTNERS LLP
Chartered Accountants